NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS SECOND QUARTER 2015 RESULTS

DALLAS, TEXAS - August 7, 2015 - NL Industries, Inc. (NYSE:NL) today reported a net loss attributable to NL stockholders of $29.2 million, or $.60 per share, in the second quarter of 2015 compared to net income attributable to NL stockholders of $5.5 million, or $.11 per share, in the second quarter of 2014. For the first six months of 2015, NL reported a net loss attributable to NL stockholders of $19.2 million, or $.39 per share, compared to net income attributable to NL stockholders of $9.2 million, or $.19 per share in the first six months of 2014.
Net sales increased $2.1 million in the second quarter of 2015 and $4.2 million in the first six months of 2015 compared to the same periods in 2014, primarily due to strong demand from existing government customers within CompX's Security Products business line. Sales comparisons were also favorably impacted by increased sales of security products to the office equipment and institutional furniture markets, as well as increased sales from CompX's Marine Components business to the waterski/wakeboard boat market. Income from operations attributable to CompX increased to $4.3 million in the second quarter of 2015 compared to $3.9 million in the second quarter of 2014, and to $8.0 million in the first six months of 2015 compared to $7.2 million in the first six months of 2014, primarily due to the sales growth in CompX's Security Products business line.

Kronos' net sales of $360.2 million in the second quarter of 2015 were $83.3 million, or 19%, lower than in the second quarter of 2014. Net sales of $725.3 million in the first six months of 2015 were $138.3 million, or 16%, lower than in the first six months of 2014. Net sales decreased in 2015 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Kronos' average TiO2 selling prices were 13% lower in the second quarter of 2015 as compared to the second quarter of 2014, and were 12% lower in the first six months of the year as compared to the same prior year period.  Kronos' average selling prices at the end of the second quarter of 2015 were 3% lower than at the end of the first quarter of 2015, and 10% lower than at the end of 2014, with lower prices in all major markets.  Kronos' average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the second quarter and first six months of 2015 were 5% and 6% higher, respectively, than in the same periods of 2014 due to higher sales in European and export markets in 2015, partially offset by slightly lower sales in North American markets. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $44 million in the second quarter and approximately $77 million in the first six months of 2015. The table at the end of this press release shows how each of these items impacted the overall decrease in Kronos' sales.

Kronos' loss from operations in the second quarter of 2015 was $10.4 million as compared to income from operations of $44.3 million in the second quarter of 2014.  For the year-to-date period, Kronos' income from operations was $21.8 million compared to $70.3 million in the first six months of 2014.  Kronos' income (loss) from operations in the 2015 periods includes an aggregate second quarter pre-tax charge of $21.1 million (NL's equity interest was $3.6 million, or $.07 per share, net of income tax benefit) associated with the implementation of certain workforce reductions.  Kronos' income from operations decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes. Kronos' TiO2 production volumes were 4% higher in the second quarter and first six months of 2015 as compared to the same periods in 2014. Kronos operated its production facilities at overall average capacity utilization rates of 97% in the first six months of 2015 (approximately 93% of practical capacity in the first quarter and at practical capacity in the second quarter) compared to approximately 93% in the first six months of 2014 (90% and 97% in the first and second quarters of 2014, respectively). Kronos' production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at its Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  Kronos' production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also increased Kronos' income from operations by approximately $11 million in the second quarter and by approximately $25 million in the year-to-date period, respectively.

Kronos' income tax expense in the second quarter of 2015 includes a non-cash deferred income tax expense of $150.3 million (NL's equity interest was $29.7 million, or $.61 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operations. Kronos' income tax expense in the second quarter of 2014 includes an aggregate non-cash income tax benefit of $5.7 million (NL's equity interest was $1.1 million, or $.02 per share, net of income taxes) related to a net reduction in its reserve for uncertain tax positions.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us. Such insurance recoveries aggregated $3.4 million (or $.04 per share, net of income taxes) in the first six months of 2015 compared to $1.2 million (or $.02 per share, net of income taxes) in the first six months of 2014.  Substantially all of the insurance recoveries we recognized in the first six months of 2015 relate to a first quarter settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses decreased $3.3 million in the second quarter of 2015 as compared to the second quarter of 2014, and decreased $3.8 million in the first six months of 2015 as compared to 2014, primarily due to lower environmental remediation and related costs in 2015.

Our income tax benefit in the first six months of 2015 includes a first quarter non-cash income tax benefit of $3.0 million (or $.06 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features

Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria


Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015

Net sales	$26.8	$28.9	$52.6	$56.8
Cost of sales	18.2	19.8	36.2	39.1

Gross margin	8.6	9.1	16.4	17.7

Selling, general and administrative expense	4.7	4.8	9.2	9.7
Other operating income (expense):
Insurance recoveries	.4	.3	1.2	3.4
Other income, net	-	-	.1	-
Corporate expense	(9.0)	(5.7)	(13.3)	(9.5)

Income (loss) from operations	(4.7)	(1.1)	(4.8)	1.9

Equity in earnings (losses) of Kronos Worldwide, Inc.	10.1	(48.6)	14.4	(43.0)

General corporate items:
Interest and dividend income	.3	.3	1.0	.6

Income (loss) before income taxes	5.7	(49.4)	10.6	(40.5)

Income tax expense (benefit)	(.1)	(20.6)	.8	(22.0)

Net income (loss)	5.8	(28.8)	9.8	(18.5)

Noncontrolling interest in net income of subsidiary	.3	.4	.6	.7

Net income (loss) attributable to NL stockholders	$5.5	$(29.2)	$9.2	$(19.2)

Net income (loss) per share attributable to NL stockholders	$.11	$(.60)	$.19	$(.39)

Weighted average shares used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015

CompX - component products	$3.9	$4.3	$7.2	$8.0
Insurance recoveries	.4	.3	1.2	3.4
Other income, net	-	-	.1	-
Corporate expense	(9.0)	(5.7)	(13.3)	(9.5)

Income (loss) from operations	$(4.7)	$(1.1)	$(4.8)	$1.9

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2015 vs. 2014	2015 vs. 2014

Percentage change in sales:
TiO2 product pricing	(13)%	(12)%
TiO2 sales volume	5%	6%
TiO2 product mix	(1)%	(1)%
Changes in currency exchange rates	(10)%	(9)%

Total	(19)%	(16)%